 Exhibit 29
Execution Copy

CONFIDENTIAL

PARTNER COMMUNICATIONS COMPANY LTD.
SHAREHOLDERS AGREEMENT

by and between

SCAILEX CORPORATION LTD.

and

S.B. ISRAEL TELECOM LTD.

January 29, 2013

Execution Copy

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is entered into as of this 29 day of January, 2013, by and between S.B. ISRAELTELECOM LTD., incorporated and existing under the laws of the state of Israel, registered with the Israeli registrar of companies under company number 51-4843226 (“SCG”) and Scailex Corporation Ltd., a corporation incorporated and existing under the laws of the state of Israel, registered with the Israeli registrar of companies under company number 52-003180-8 (“Scailex”); SCG and Scailex collectively are referred to as the “Shareholders” and each, individually, as a “Shareholder”.

RECITALS

A.
On November 29, 2012, Scailex and SCG entered into a Share Purchase Agreement (“SPA”), pursuant to which, inter alia, SCG will receive and acquire from Scailex on the Closing (as defined below) or thereafter, 47,833,333 ordinary shares par value 0.01 each of Partner Communications Company Ltd. (the “Company”), all subject to the terms and conditions of the Share Purchase Agreement;

B.
The Shareholders wish to set forth their mutual agreements with respect to their respective rights in the Company and their relationship as controlling shareholders of the Company, all subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions. The following terms, as used in this Agreement, shall have the following meanings:

1.1.1            “Affiliate” means a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Person specified, provided, that for the avoidance of doubt, the Company shall not be deemed an Affiliate of Scailex or SCG;

1.1.2            “Affiliate Default” means an act by an Affiliate in violation of its voting undertaking or failure to provide a proxy as required under the terms hereof or the voting in a manner inconsistent with the resolutions adopted at the Preliminary Meeting, all in accordance with the provisions of Section 2.2.8;

1.1.3            “Applicable Law” means, with respect to any Person, any Israeli or foreign law (statutory, common or otherwise), License and permits, constitution, treaty, convention, ordinance, code, rule, regulation, order, writ, injunction, judgment, decree or other ruling enacted, adopted, promulgated or applied by court or other Governmental Authority of competent jurisdiction that is binding upon or applicable to such Person, as amended unless expressly specified otherwise;

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1.1.4            “Articles” means the Articles of Association of the Company, as amended and/or restated from time to time;

1.1.5            “Board” means the board of directors of the Company;

1.1.6            “Business Day” means any day falling Monday through Thursday on which commercial banks in Israel and in the U.S. are open for business;

1.1.7            “Closing” means the date of consummation of the transactions contemplated under the Share Purchase Agreement, as such term is defined under the Share Purchase Agreement;

1.1.8            “Companies Law” means the Companies Law, 5759 – 1999;

1.1.9            "Change of Control" means a change in the Control in the relevant entity or a Liquidation Event in any relevant entity;

1.1.10            “Control” means the meaning ascribed to such term in the Securities Law;

1.1.11            “Encumbrance” means lien, pledge, security interest, restrictive covenant, charge or any other similar rights or rights granted to any third party in connection therewith, or which may impose restrictions on the transfer or voting thereof at any time;

1.1.12            “Equity Securities” means securities having voting rights in the election of the Board, any securities evidencing an ownership interest in the Company and any securities convertible into or exercisable for any of the foregoing or any agreement or commitment to issue any of the foregoing;

1.1.13            “Governmental Authority” means any local or foreign governmental authority, governmental organization, commission, authority, stock exchange or any regulatory, administrative or other governmental agency, or any subdivision, department or branch of any of the foregoing;

1.1.14            “Israeli Director” means a director of the Company appointed in accordance with Section 22.3A of the License;

1.1.15            “Joining Third Party” as defined in Section 4.5 below;

1.1.16            “Joining Party Proxy” as such term is defined in the Joinder Agreement attached hereto as Exhibit C;

1.1.17            “License” means the Company’s General License for the Provision of Mobile Radio Telephone Services using Cellular Method in Israel dated April 7, 1998, and the permit issued by the Ministry of Communications dated April 7, 1998, as amended;

1.1.18            "Liquidation Event" means an event of insolvency or an event or occurrence in which the relevant entity initiates, institutes or enters, either voluntarily or involuntarily, into procedures of dissolution, liquidation, winding up, bankruptcy, appointment of trustee or receiver or any other similar officer of the court, or otherwise applies (on its own behalf or by a third party) for court protection from creditors, including, without limitation, by way of applying, either on its own or by any third party, for Freezing of Procedures against the relevant entity. "Freezing of Procedures" shall have the meaning assigned to such legal term in Section 350 of the Companies Law (in Hebrew: "Hakpaa't Halichim") and in the applicable Israeli case law;

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1.1.19            “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, governmental authority or other entity of any kind;

1.1.20            “Post-Closing Management Agreements” means the management agreements to be entered by and between the Company, on the one hand and SCG and/or Affiliates thereof, on the other hand, on or following the Closing, in the forms approved by the requisite corporate organs of the Company;

1.1.21            “Registration Rights Agreement” means any registration rights agreement, pursuant to which any of Scailex and SCG, are entitled to demand from the Company certain registration of rights in respect of the Shares;

1.1.22            “Relationship Agreement” means that certain Restatement of the Relationship Agreement, among certain shareholders of the Company, dated April 20, 2005 a copy of which is attached hereto as Exhibit E;

1.1.23            “Shares” means ordinary shares par value NIS 0.01 each of the Company;

1.1.24            “Scailex Affiliate Proxy” as such term is defined in the Joinder Agreement attached hereto as Exhibit C;

1.1.25            “Scailex Shares” means Shares held, directly or indirectly through one or more intermediaries, by Scailex and by its Affiliates;

1.1.26            "Securities Law" means the Securities Law, 5728-1968;

1.1.27            “Share Purchase Agreement” means the Share Purchase Agreement entered into by and between Scailex and SCG on November 29, 2012;

1.1.28            “SCG Shares” means Shares held, directly or indirectly through one or more intermediaries, by SCG and by its Affiliates;

1.1.29            “SU-Corp” means Suny Electronics Ltd., a corporation incorporated and existing under the laws of the state of Israel, registered with the Israeli registrar of companies under company number 52-004075-9;

1.1.30            “Third Party Purchaser” means any prospective third party purchaser of Equity Securities;

1.1.31            “Transfer” means, with respect to any Equity Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, or otherwise transfer such Equity Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing, whether with or without consideration; and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, or other transfer of such Equity Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing, whether with or without consideration;

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ARTICLE II

VOTING ARRANGEMENTS

2.1           Preliminary Meeting. Subject to any Applicable Law and except for the matters set forth in Section 2.3 below, at any meeting of the shareholders of the Company, Scailex and SCG shall vote all of their Shares as agreed by a simple majority of the voting power of the Shares held by the Shareholders (including by proxy issued by their respective Affiliates and Joining Third Parties) at a preliminary meeting held between SCG and Scailex (the “Preliminary Meeting”), as set forth in Section 2.2 below.

2.2           Preliminary Meeting Mechanism. Subject to any Applicable Law and except for the matters set forth in Section 2.3 below, the following principles shall apply with respect to the Preliminary Meeting:

2.2.1            The Preliminary Meeting shall be held at least seven (7) Business Days prior to the date fixed for the respective shareholders meeting of the Company, at the offices of SCG in Israel, or at such other time and place that shall be agreed upon by the Shareholders. The Preliminary Meeting may be held by any means of communications, provided that all Representatives (as defined below) are able to hear each other simultaneously.

2.2.2            Each Shareholder shall appoint a representative to participate in the Preliminary Meeting on its behalf (the “Representative”). Each Shareholder shall also appoint an individual to serve as a replacement to such Representative, to participate in the Preliminary Meeting in the event the Representative is unable to participate in such Preliminary Meeting, in person or by means of communications, for any reason whatsoever (the “Substitute Representative”). The voting power of each Representative (or any Substitute Representative) at such Preliminary Meeting shall be determined by dividing (A) the number of Shares held of record by the Shareholder appointing the respective Representative (or any Substitute Representative) and any of its Affiliates and Joining Third Parties (provided that no Affiliate Default has taken place) represented at the Preliminary Meeting; by (B) the number of Shares held of record by all Shareholders represented at the Preliminary Meeting, their Affiliates (provided that no Affiliate Default has taken place) and Joining Third Parties.

For example: If SCG and its Affiliates holds 50,000,000 Shares and Scailex and its Affiliates and Joining Third Parties hold, in the aggregate, 25,000,000 Shares, the voting power of the Representative (or Substitute Representative) appointed by SCG at any Preliminary Meeting shall be 0.67% (50,000,000 / 75,000,000) and the voting power of the Representative (or Substitute Representative) appointed by Scailex shall be 0.33% (25,000,000 / 75,000,000).

2.2.3            The quorum of the Preliminary Meeting shall be the presence (in person or by means of communications) of the Representatives (or any Substitute Representatives thereof) of each of the Shareholders. If such quorum was not present at the Preliminary Meeting at the end of a half hour from the time that was set for the beginning of the Preliminary Meeting, the Preliminary Meeting shall be postponed by 24 hours, at the same hour and the same place (the “Adjourned Preliminary Meeting”). If no quorum shall exist at the Adjourned Preliminary Meeting within a half an hour from the time that was set for convening the Adjourned Preliminary Meeting, any Representative (or Substitute Representative), of any Shareholder, present (in person or by means of communications)shall constitute a quorum.

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2.2.4            The agenda of the Preliminary Meeting (or any Adjourned Preliminary Meeting) shall include those subjects which are on the agenda of the relevant shareholders meeting of the Company.

2.2.5            All resolutions of the Preliminary Meeting (or any Adjourned Preliminary Meeting) on how to vote Shares, shall be adopted by a simple majority, provided that as long as SCG and its Affiliates own more Shares than Scailex, then SCG would always have a majority vote in any such Preliminary Meeting (or any Adjourned Preliminary Meeting) and accordingly the parties shall vote all of their Shares (and the Shares of their Affiliates and Joining Third Parties) as determined in the Preliminary Meeting (or any Adjourned Preliminary Meeting).

Notwithstanding anything to the contrary herein, in the event that, at any time, Scailex and its Affiliates and Joining Third Parties (whose Shares are included in the Preliminary Meeting) shall own more Shares than SCG and its Affiliates, then Sections 2.1 and 2.2 to this Agreement shall terminate.

2.2.6            If any resolution or a material amendment thereto not discussed at a Preliminary Meeting (or any Adjourned Preliminary Meeting) is voted upon at a shareholders meeting of the Company, then the Shareholders shall vote against the adoption of such resolution.

2.2.7            At the end of each Preliminary Meeting (or any Adjourned Preliminary Meeting) each of the Shareholders shall fill and sign the relevant proxy statements (voting cards) according to the resolutions adopted at the respective Preliminary Meeting (or any Adjourned Preliminary Meeting), and shall submit such and any required deed of vote to the Company on or prior to the respective meeting of the shareholders of the Company, as required under the Articles.

2.2.8            For the avoidance of doubt, any Shares held by a Joining Third Party and/or an Affiliate of Scailex who has executed a Joinder Agreement pursuant to Section 4.5 below shall be voted consistent with the positions determined pursuant to the Preliminary Meeting (or any Adjourned Preliminary Meeting). Without derogating from the aforesaid, Scailex Affiliates and Joining Third Parties Shares shall be deemed to have granted a proxy to Scailex in respect of any Shares held thereby to vote such Shares in any Preliminary Meeting. In the event the Shares of such Scailex Affiliate and/or Joining Third Party are voted, at any meeting of the shareholders of the Company, in a manner which is inconsistent with the positions determined at the respective Preliminary Meeting (or any Adjourned Preliminary Meeting), for any reason whatsoever, or in the event such Scailex Affiliate and/or Joining Third Party did not provide the Scailex Affiliate Proxy and/or the Scailex Joining Party Proxy, as applicable, to Scailex with respect to any meeting of the shareholders of the Company, then the Shares held by such Scailex Affiliate shall not be taken into account for the purpose of calculating and establishing the required thresholds under Sections 2.3 (Special Protections) and 3.1.2 below (Scailex Designated Directors).

2.2.9            Notwithstanding any other provision to the contrary in this Agreement, any Affiliate of Scailex to whom Scailex Transfers Shares, regardless of the number of Shares being Transferred thereto, would be required, as a condition to such Transfer being effected and recorded, to execute the Affiliate Joinder attached hereto.

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2.3           Special Protections. For so long as Scailex and its Affiliates shall hold of record directly or indirectly, in the aggregate, at least 10% of the issued and outstanding share capital of the Company, then except as otherwise required by Applicable Law, SCG and its Affiliates shall not approve, at any meeting of the shareholders of the Company, any of the following actions without the written consent of Scailex:

2.3.1            Material change in the Company's line of business, or entering into material new businesses, provided, however, that engaging in or entering into any line of business in the telecommunications or media fields would not be deemed a change in the current line of business of the Company or entering into any material new businesses;

2.3.2            Merger between the Company and other provider of telecommunication services or acquisition thereof, in a transaction value exceeding US$250 million;

2.3.3            Commencing liquidation, dissolution, winding up, stay of proceedings or creditor reorganization of the Company;

2.3.4            Transaction with “Interested Parties” ('Ba'alei Inyan', as such term is defined in the Companies Law), except in connection with the Post-Closing Management Agreements (as further detailed in Section 2.6 below). For the avoidance of any doubt, the following transactions shall not be deemed as transactions with Interested Parties for purpose of this Section 2.3: (i) any purchase of Shares by an Interested Party in connection with a rights offering by the Company offered to all shareholders; (ii) any pro-rata receipt of dividends or distributions by an Interested Party; and (iii) the approval of a new Registration Rights Agreement between the Company, SCG and/or Scailex.

2.3.5            Changes in the share capital of the Company which materially adversely affect the rights attached to the Scailex Shares in a disproportionate manner than the other Shares, or issuance of Equity Securities by the Company that are senior to the Shares;

2.3.6            Voluntary Delisting of the Shares from TASE; and

2.3.7            Amendments to the Articles which materially adversely affect Scailex’s rights under the Articles in a disproportionate manner (provided that changing the majority vote required for the approval of a certain action would not be deemed to materially adversely affect Scailex’s rights in a disproportionate manner).

2.4           Conforming Amendments to Articles. Each Shareholder agrees to vote its Shares or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Articles facilitate, and do not at any time conflict with, any provision of this Agreement, as amended from time to time.

2.5           Post-Closing Amendments. Notwithstanding the foregoing, each Shareholder undertakes to affirmatively vote all of its Shares to adopt the amendments to the Articles set forth under the form attached hereto as Exhibit A and to act diligently to place the required resolutions on the agenda of a general meeting as soon as possible following the date hereof.

2.6           Post-Closing Management Agreements. Subject to any Applicable Law, Scailex undertakes at all times to affirmatively vote all of the Scailex Shares for the approval of the Post-Closing Management Agreements (to the extent a shareholder approval thereof is required), under the general terms and conditions attached hereto as Exhibit B.

2.7           Registration Rights Agreement. Subject to any Applicable Law, each of Scailex and SCG undertakes at all times to affirmatively vote all of their Shares for the approval of the Registration Rights Agreement, as may be amended from time to time.

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2.8           D&O Insurance. Subject to Applicable Law, each of Scailex and SCG undertakes at all times to affirmatively vote all of their Shares for the approval of (i) the adoption of a run-off (tail) Directors and Officers insurance coverage in respect of the directors serving at the Board prior to the date hereof, and (ii) a Directors and Officers insurance, indemnification and exculpation for the any and all incumbent and newly appointed officeholders.

2.9           Quarterly Notices. Scailex shall provide to SCG (i) written notice on a quarterly basis (no later than 15 days after the end of each calendar quarter), to the best of its knowledge, of any of its Affiliates that hold Shares and the number of Shares such Affiliate owns; (ii) notices in respect of the actions referred to in Section 4.4.6 below, before such actions are taken, if practical, and if not – promptly thereafter.

ARTICLE III

BOARD COMPOSITION; CHAIRMAN

3.1           Board Composition. Each Shareholder, Affiliate thereof and Joining Third Party agrees, subject to Applicable Law, to vote all of its Shares (including voting rights by proxy granted to such Shareholder) and to take all necessary actions to ensure that the composition of the Board shall be in accordance with the following provisions:

3.1.1            SCG Designated Directors; Majority of Board Members.

3.1.1.1            For as long as this Agreement is in force and effect, SCG shall have the right to designate the majority of the members of the Board at any given time (the “SCG Directors”). Without derogating from the foregoing, SCG shall be entitled to undertake in the framework of agreements with third parties to vote for and support the designation of certain Persons requested to be designated as SCG Directors by such third parties, subject to such Persons being qualified to serve as directors under Applicable Law; and

3.1.1.2            The number of the Board members designated by Scailex (the “Scailex Directors”), together with all other members of the Board (including all external directors of the Company, the Israeli Director/s, the directors designated by any third party (including Leumi)), excluding the SCG Directors, shall, at any time, be less than the number of the SCG Directors; provided, however, that Scailex shall at all times have the right to designate at least such number of Board members as provided for in Section 3.1.2 below.

3.1.2            Scailex Designated Directors.

3.1.2.1            For as long as Scailex and its Affiliates shall in the aggregate hold 10% or more of the issued and outstanding share capital of the Company, then Scailex shall be entitled to designate two (2) directors to the Board, provided, however, that such directors shall not, in any event, be residents or citizens of the United States of America.

3.1.2.2            In the event Scailex and its Affiliates shall in the aggregate hold less than 10% of the issued and outstanding share capital of the Company, then Scailex shall be entitled to designate one (1) director to the Board, provided that in the event Scailex and its Affiliates (provided that no Affiliate Default has taken place) shall in the aggregate hold less than 5% of the issued and outstanding share capital of the Company, then Scailex shall not be entitled to designate any director to the Board.

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3.1.3            Subject to any Applicable Law and for so long as Scailex is entitled to designate at least one (1) director to the Board in accordance with the terms of this Agreement, one of the Scailex Directors shall also be appointed as a single member at each of the Board committees of the Company, provided that such Scailex Director is qualified and eligible to be appointed to any such Board committee pursuant to Applicable Law.

3.2           Agreement to Vote. Subject to the provisions of Section 3.1 above, each Shareholder, its Affiliates and Joining Third Party agrees that each of the foregoing shall vote all of its Shares at an annual or special meeting of shareholders of the Company (or by written consent) to ensure the election of the designees of the other Shareholder as members of the Board and to maintain the composition of the Board in accordance with the provisions of this ARTICLE III, including without limitation, to increase the size of the Board to permit the designations provided under this Article III.

3.3           Israeli Director. This ARTICLE III shall not derogate from Scailex's right, to the extent applicable, to be involved in the designation of the Israeli Director. For the avoidance of doubt, the Israeli Director shall not be deemed a Scailex Director, regardless of Scailex's involvement in the designation or appointment of such director.

3.4           Chairman. The Chairman of the Board shall be elected by the majority Board members and the Chairman of the Board shall not have a casting vote.

3.5           Expiration. In the event that, at any time, Scailex and its Affiliates shall own more Shares than SCG and its Affiliates, then Section 3 of this Agreement shall terminate.

ARTICLE IV

TRANSFER OF SHARES

4.1           General Restrictions on Transfer of Shares. Notwithstanding any other provision in this Agreement to the contrary, Scailex shall not Transfer any interest or privilege in the Scailex Shares, or otherwise permit any of the foregoing with respect to Shares held by its Affiliates, other than in accordance with the provisions of this Agreement.

4.2           Prohibited Arrangements. No Shareholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Shares that restrict or limit it from voting its Shares in accordance with the terms of this Agreement. Subject to the provisions of Section 4.6 below, no Shareholder shall enter into any agreements or arrangements of either kind with any Person with respect to any Shares inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other holders of Shares who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Shares, nor shall any Shareholder act, for any reason, as a member of a group or in concert with any other Person in connection with the acquisition, disposition or voting (if applicable) of any Shares in any manner which is inconsistent with the provisions of this Agreement. Notwithstanding the foregoing, for the avoidance of any doubt, SCG shall at all times, subject only to the terms of the License and the limitations in Section 2.2.3.4 of the SPA (regarding transferability of Shares prior to the payment of divided amounts to Scailex), have the right to Transfer and/or to grant security interests in any or all of its Shares at any time in its sole discretion and nothing in this Agreement is intended to limit or prohibit such rights.

4.3           Voting Undertaking with Respect to Transfers. Unless otherwise required under Applicable Law or the Articles, each Shareholder agrees that it shall exercise all its rights and powers as a shareholder of the Company to vote to approve any Transfer of Shares which is permitted by the terms and conditions of this Agreement, and to vote against the approval of any Transfer, which is prohibited by the terms and conditions of this Agreement.

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4.4           Right of First Offer.

4.4.1            Delivery of an Offer Notice. In the event that Scailex or any Scailex Affiliate desires to effect a Transfer, directly or indirectly, of 5% or more of the issued and outstanding Shares of the Company to any Third Party Purchaser (the “Offered Shares”), then prior to such Transfer, Scailex shall first offer the Offered Shares to SCG, by way of delivering a written notice to SCG, which shall specify the proposed terms and conditions of the intended Transfer (the “Offer Notice”).

4.4.2            Content of an Offer Notice. The Offer Notice shall include, inter alia, the following information: (i) the number of the Offered Shares; (ii) a representation and warranty that the Offered Shares will, at the closing of such transaction, be free and clear of any and all Encumbrances (other than those arising under this Agreement, the License, Applicable Law and the Articles); and (iii) the sale price requested by Scailex for the Offered Shares, which shall be stated in cash, and the requested terms of payment thereof. The Offer Notice shall constitute an irrevocable offer, for the duration of the Election Period, made by Scailex to sell to SCG (and/or any one or more of its Affiliates), all (but not less than all) of the Offered Shares on the terms and conditions stipulated in the Offer Notice.

4.4.3            Election to Purchase. Within fourteen (14) days from the date of receipt of the Offer Notice (the “Election Period”), SCG shall notify Scailex in writing (the “Election Notice”) whether it wishes to purchase, directly and/or indirectly through any one or more of its Affiliates, all (but not less than all) of the Offered Shares, at the price and on the terms and conditions specified under the Offer Notice.

4.4.4            Transfer of Shares. In the event that SCG has delivered an Election Notice within the Election Period, the transaction between SCG (and/or any one or more of its Affiliates) and Scailex will be closed and consummated, and the Offered Shares or any portion thereof (as specified under the Election Notice) shall be transferred to SCG (and/or any one or more of its Affiliates), on the terms and conditions stipulated in the Offer Notice: (i) within thirty (30) days following the lapse of the Election Period; or (ii) to the extent a special tender offer shall be required to be made by SCG pursuant to Applicable Law in connection with the acquisition of the Offered Shares, then within 30 days following the completion of the special tender offer, which tender offer shall be made by SCG within 30 days following the lapse of the Election Period, and the acceptance period under such special tender offer shall be no longer than thirty (30) days. Scailex and its Affiliates will not make any representations or warranties (other than: (i) a representation that title in and to the Shares being Transferred is free and clear (other than Encumbrances arising under this Agreement, the License, Applicable Law and the Articles), (ii) a representation that such transaction has been duly authorized by all necessary corporate organs of Scailex and/or Scailex Affiliate, as applicable, and no other action on the part of Scailex or such Scailex Affiliate, as applicable, is necessary for the execution and consummation of such transaction, provided that to the extent it is determined by Scailex that a shareholder approval of such transaction is required, then such representation shall be made only as of a date following the obtainment of such shareholders' approval; and (iii) a representation that no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by Scailex or such Scailex Affiliate, as applicable, in connection with the execution and consummation of such transaction), and will not provide SCG or its Affiliates with any indemnification undertaking other than with respect to such representations. To the extent required by applicable law, SCG and its Affiliates will make any representations and warranties required to ensure that the Transfer is not subject to the registration requirements of the securities laws of any applicable jurisdiction.

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To the extent that SCG has not delivered an Election Notice within the Election Period or has notified Scailex in writing that it (and/or any one or more of its Affiliates) does not wish to purchase all of the Offered Shares, Scailex may, subject to the provisions of Section 4.4.5 and 4.5 below, within one hundred twenty (120) days following the lapse of the Election Period (the “Transaction Period”), Transfer the Offered Shares to any Third Party Purchaser under terms which are not better to the Third Party Purchaser than the terms and conditions set forth in the Offer Notice. In the event that such transaction for the transfer of the Offered Shares to a Third Party Purchaser is not closed and consummated within the Transaction Period, then the Offered Shares shall be reoffered to SCG under this Section 4.4 prior to any subsequent Transfer.

4.4.5            Matching Offer. In the event that any Third Party Purchaser eventually offers to purchase the Offered Shares, during the Transaction Period, at a price per share which is less than 108% of the price per Share specified in the Offer Notice (the “Offer”), then SCG (and/or any one or more of its Affiliates) shall have the right to match such Offer and Scailex shall be obligated to first reoffer the Offered Shares to SCG under the terms and conditions of the Offer (and in the framework of such reoffering Scailex will present SCG with a written binding offer from such Third Party Purchaser (the “Third Party Offer”)), provided that SCG must notify Scailex in writing, within three (3) Business Days from the date Scailex has reoffered the Offered Shares to SCG (and presented SCG with the Third Party Offer), whether it wishes to purchase, directly and/or indirectly through any one or more of its Affiliates, all (but not less than all) of the Offered Shares under the terms and conditions of the Offer (the “Matching Election Period” and the “Matching Election Notice”, respectively). In the event SCG has delivered a Matching Election Notice within the Matching Election Period, the transaction between SCG (and/or any one or more of its Affiliates) and Scailex will be closed and consummated, and all of the Offered Shares shall be sold to SCG (and/or any one or more of its Affiliates) under the terms and conditions of the Offer: (i) within thirty (30) days following the lapse of the Matching Election Period; or (ii) to the extent a special tender offer shall be required to be made by SCG pursuant to Applicable Law in connection with the acquisition of the Offered Shares, then within 30 days following the completion of the tender offer, which shall be made by SCG within 30 days following the lapse of the Matching Election Period and the acceptance period under such special tender offer shall be no longer than thirty (30) days.

To the extent that SCG has not delivered a Matching Election Notice within the Matching Election Period or has notified Scailex in writing that it does not wish to purchase the Offered Shares under the terms and conditions of the Offer, Scailex may, within one hundred twenty (120) days following the lapse of the Matching Election Period (the “Matching Transaction Period”), Transfer the Offered Shares to any Third Party Purchaser under terms which are not better to the Third Party Purchaser than the terms and conditions set forth in the Third Party Offer. In the event such transaction for the transfer of the Offered Shares to a Third Party Purchaser is not closed and consummated within the Matching Transaction Period, then the Offered Shares shall be reoffered to SCG under this Section 4.4 prior to any subsequent Transfer.

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4.4.6            Applicability. The provisions of this Section 4.4 shall not apply with respect to: (i) distribution “in blocks” by Scailex or its Affiliates of the Scailex or Affiliate Shares on the public market; (ii) sale of the Company's shares on the public market; (iii) Transfers to Affiliates Controlled by Scailex (in such event such Scailex Affiliates shall execute a Joinder Agreement and the Scailex Affiliate Proxy as set forth under Section 4.5 below); and (iv) Encumbrance of the Shares in connection with the incurrence of indebtedness and/or Encumbrance of the Shares in connection with guaranties given for the benefit of Affiliates; (v) any sale by Scailex or any Scailex Affiliate of less than 5% of the issued and outstanding Shares of the Company to any Third Party Purchaser (except as otherwise provided in Section 4.7 below). For the avoidance of doubt, SCG does not have any similar obligations to Scailex or any other Person with respect to any transfer of Shares by SCG.

4.4.7            Transfer in Parts. For purposes of this Section 4.4, any Transfers of Scailex Shares and/or Shares held by Scailex Affiliates to a Third Party Purchaser and/or any “Relative” (as such term is defined in the Companies Law), Affiliate and/or “Related Party” ('Hevra Kshura' as such term is defined in the Securities Law – 1968) thereof, during a consecutive period of 12 months, shall be aggregated to establish and calculate the 5% threshold set forth in Section 4.4.1 above.

4.5           Joinder Agreement. In the event that a Transfer of Shares by Scailex to any Scailex Affiliate and/or any Third Party Purchaser is consummated pursuant to this ARTICLE IV, then any such Third Party Purchaser of five percent (5%) or more of the Company Shares (the “Joining Third Party”) and/or Scailex Affiliate will be bound by the terms of this Agreement, and Scailex shall cause such Joining Third Party and/or Scailex Affiliate, as a condition to the consummation of the proposed Transfer, to execute and deliver to SCG a joinder agreement in the form attached hereto as Exhibit C (the “Joinder Agreement”), provided, however, that SCG may, at its sole and absolute discretion, inform Scailex that it does not allow any, one or more, Joining Third Party to become a party to this Agreement, and in such event such Joining Third Party shall not become a party to this Agreement and shall not be required to execute the Joinder Agreement. At the time such Joining Third Party and/or Scailex Affiliate executes a Joinder Agreement and becomes a party hereto, then such party shall be represented by Scailex in any Preliminary Meeting (or Adjourned Preliminary Meeting) and be bound to vote its Shares in accordance with the resolution adopted in the Preliminary Meeting (or Adjourned Preliminary Meeting) described in Article II. Scailex undertakes to provide SCG with at least 14 days prior written notice regarding the identity of any Joining Third Party which is expected to execute a Joinder Agreement, so that SCG may have sufficient time to decide whether such Joining Third Party shall become a party to this Agreement or not, provided SCG shall advise Scailex in writing of its election within 10 days following the submission of such written notice. For the avoidance of any doubt, in the event that SCG advises that the Third Party Purchaser should join as a party of the Agreement, there shall be no effect to any such Transfer of Shares by Scailex and the Company shall not approve any Transfer of Shares by Scailex until such Third Party Purchaser and/or Scailex Affiliate shall have executed and delivered to SCG the Joinder Agreement.

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4.6           SCG Transfer. SCG may freely Transfer any or all of its Shares to any third party(ies), subject only to the terms of the License and the limitations in Section 2.2.3.4 of the SPA (regarding transferability of Shares prior to the payment of divided amounts to Scailex). For the avoidance of any doubt, SCG shall be entitled, at its sole and absolute discretion, to assign its rights and obligations under this Agreement to any Affiliate of SCG together with a Transfer of Shares to such SCG Affiliate that is permitted under this Agreement.

4.7           Intended Sale. Notwithstanding any other provision in this Agreement to the contrary, in the event that Scailex intends to dispose of any portion of its Shares in such number which would result in the aggregate holdings of SCG and Scailex (and their respective Affiliates) to decrease to below 45% of the issued and outstanding share capital of the Company, then prior to effecting such sale, Scailex shall advise SCG of its intention to effect such sale (including the number of shares intended to be disposed of) and, to the extent possible, the manner of effecting such sale, at least two (2) Business Days (and not less than 48 hours), before the intended time of such sale.

ARTICLE V

ISRAELI HOLDINGS

5.1           Minimum Israeli Holdings. Scailex will not be entitled to effect any Transfer in Equity Securities, which will result in Scailex holding less than 0.5% of the issued and outstanding share capital of the Company, which are marked as shares held by an 'Israeli Person' (as such term is defined under Section 22.2A of the License) (the “Israeli Shares”), unless such Equity Securities are transferred to a Person which is approved, in writing, by SCG (which approval shall not be unreasonably withheld) and which qualifies as an 'Israeli Person' in Scailex's stead for purposes of the License and the regulations of the Israeli Ministry of Communications (the “MoC”), and further provided that such Person has been formally approved by the MoC as an 'Israeli Person'.

5.2           New Israeli Shares. To the extent Scailex acquires any additional Israeli Shares of the Company, then Scailex shall not be entitled to dispose of such newly acquired Israeli Shares for as long as this Agreement is in force and effect, without the prior written consent of SCG.

ARTICLE VI

Reserved

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1           Each of the Shareholders represents and warrants to the other Shareholder, as of the date hereof, as follows:

7.1.1            Organization; Authority. Such Shareholder is a corporation duly organized validly existing, solvent and in good standing under the laws of its jurisdiction of incorporation. Such Shareholder has full corporate or other similar power and authority to execute and deliver this Agreement and any other agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by such Shareholder of this Agreement and any other agreement contemplated hereby have been duly authorized by all necessary corporate or other similar action on the part of such Shareholder, and no other action on the part of such Shareholder is necessary to authorize the execution and delivery of this Agreement and any other agreement contemplated hereby by such Shareholder, or the performance by such Shareholder of its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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7.1.2            No Violations. The execution and delivery of this Agreement and any other agreement contemplated hereby by such Shareholder, the performance by such Shareholder of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby is consistent with and will not violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Shareholder, any provision of such Shareholder’s organizational documents, the Articles or any agreement or arrangement to which such Shareholder is a party.

7.1.3            Consents. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Shareholder in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions contemplated herein.

7.2           BLL Agreement. The Parties agree and acknowledge that as long as the agreement dated August 21, 2009 between Scailex and Bank Leumi Le-Israel BM is in force, nothing in this agreement shall prevent or constrain Scailex from complying with its provisions.

ARTICLE VIII

TERM AND TERMINATION

8.1           Term. This Agreement shall remain in full force and effect without any limitation of time, provided that:

8.1.1            In the event of a Change of Control, directly or indirectly, in Scailex, SCG may terminate this Agreement with immediate effect, by providing a written notice to that effect to Scailex, as applicable;

8.1.2             In the event of a Change of Control in SCG, Scailex may, based upon reasonable considerations, terminate this Agreement with immediate effect, by providing a written notice to that effect to SCG, provided that for the purpose of this Section 8.1.2, the phrase "SCG" shall mean the change in Control over the majority of the Shares held by SCG and its Affiliates, in the aggregate;

8.1.3            This Agreement shall terminate automatically at such time as either of Scailex and its Affiliates or SCG and its Affiliates ceases to hold, in the aggregate, at least 5% or more of the issued and outstanding share capital of the Company;

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8.1.4            In the event that Scailex and its Affiliates shall, in the aggregate, hold more Shares than SCG and its Affiliates, each of SCG and Scailex shall be entitled, for any reason, to terminate this Agreement with immediate effect, by providing a written notice to that effect to the other party;

For the purpose of this Section 8.1 the term “hold” shall not include “holding…together with others” as defined under Section 1 of the Israeli Securities Law, 1968 (except for holdings with Affiliates).

8.2           Change of Control. Each of Scailex and SCG shall be obligated, and undertakes, to provide the other party with a written notice regarding any Change of Control therein or, in the case of Scailex, in SU-Corp, at least 48 hours prior to the occurrence of such Change of Control.

8.3           Liability. Termination of this Agreement pursuant to Section 8.1 above shall not relieve any Shareholder from any liability arising from any breach of this Agreement by such Shareholder prior to such termination or thereafter, to the extent applicable under the terms hereof.

ARTICLE IX

COMPANY’S OBLIGATIONS; SHAREHOLDERS' OBLIGATIONS; PROPER DISCLOSURE

9.1           Company Not A Party. Without the Company being a party hereto and without derogating from any of the Shareholders’ covenants, obligations and undertakings set forth herein, the Shareholders agree to use all their efforts to cause, subject to any Applicable Law, the Company to comply with each term and condition set forth in this Agreement relating to it, including, without limitation, by voting affirmatively all of their Shares in the Company, in a manner which conforms with the Company’s covenants, obligations and undertakings set forth herein.

9.2           Shareholders' Obligations. Each Shareholder undertakes to use all commercially reasonable efforts to, and to cause the Company to, remain at all times in compliance with the terms and conditions of the License and of the provisions of the Relationship Agreement which apply to such Shareholder. For the avoidance of any doubt, the provisions of the Relationship Agreement which apply to SCG shall be strictly in accordance with SCG's letter of undertaking attached hereto as Exhibit D (the “Binding Provisions”). For the avoidance of any doubt, any amendment to the current form of the Relationship Agreement (attached herein as Exhibit E) and the Binding Provisions, shall not be binding upon SCG, unless SCG has provided its explicit written consent to such amendment.

9.3           Proper Disclosure. Each Shareholder undertakes to promptly notify the other Shareholder, during the term of this Agreement, with respect to any occurrence which may, at the reasonable discretion of such Shareholder, prevent and/or jeopardize the ability of such Shareholder to perform its respective obligations under this Agreement, when they become due, or effect the validity and/or accuracy of any representation made by such Shareholder under this Agreement. In any event, such notice shall be provided no later than within 48 hours following any such occurrence.

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9.4           Samsung Activity. For the avoidance of doubt, Scailex and its Affiliates may continue to engage in the import, marketing, distribution and sale of Samsung handheld devices, tablets and other products, and the provision of related services.

ARTICLE X

INFORMATION RIGHTS

10.1         Subject to Applicable Law and the execution by Scailex and/or its professional advisors of the relevant non-disclosure undertakings, in the form reasonably acceptable to the Company, in order to enable Scailex to comply with the reporting requirements applicable to it as a reporting company, the Shareholders shall support Scailex and make reasonable efforts as shareholders of the Company, to cause the Company to deliver to Scailex, in a timely manner, in hard copy and soft copy (Excel) as requested, sufficient to enable Scailex to comply with its reporting obligations under any applicable law, (including Israeli “Barnea” reports) the following documentation and information, including, where applicable, consents for the inclusion thereof in its filings:  (1) yearly and quarterly financial statements as set forth above, for the inclusion thereof in Scailex's consolidated financial statements, together with all respective management’s letter, accountants/auditors’ comfort letters and consent letter from the accountants for the inclusion of the audit report in Scailex's public regulatory filings, as applicable, (2) claims letters with respect to financial statements and responses thereto; and (3) any other information and/or documentation reasonably required by Scailex to (i) enable Scailex to duly prepare its audited and non-audited consolidated financial statements, to lodge an immediate and/or periodic reports and announcements to the relevant stock exchange and to adhere to and fully comply with the regulatory reporting obligations to which it is subject and to any requirement under any applicable law if reasonably requested by Scailex; and (ii) as required in the course of preparing and filing of public offerings of any kind (prospectuses, shelf prospectuses, registration statements and the like) or other corporate filings of Scailex.  For the avoidance of any doubt, the final decision whether or not to disclose, provide and/or deliver any of the abovementioned materials and/or information to Scailex shall vest with the Company, at its sole and absolute discretion, and Scailex shall have no claim and/or demand towards SCG in the event the Company eventually decides not to provide any such materials and/or information to Scailex. It is hereby clarified that this Article X shall only apply with respect to Scailex (in order to enable Scailex to comply with the reporting requirements applicable to it as a reporting company) and shall not bind SCG (or any transferee thereof) with respect to any Joining Third Party and/or Scailex Affiliate.

ARTICLE XI

GENERAL PROVISIONS

11.1         Amendment and Waiver. Any party may waive any provision hereof intended for its benefit in writing. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The waiver of certain rights or remedies hereunder arising from any specific occurrence or event shall not operate as a waiver of any other rights and/or remedies related to such occurrence or event or a waiver of any rights or remedies hereunder arising from any other occurrence or event. This Agreement may be amended and any provision waived with the prior written consent of SCG and Scailex.

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11.2         Severability; Validity; Binding Effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.3         Entire Agreement. Except as otherwise expressly set forth herein, this Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to or shall confer upon any other third party any rights, benefits or remedies of any nature whatsoever.

11.4         Assignment. Except as otherwise expressly set forth herein, neither SCG nor Scailex may assign its rights or obligations under this Agreement without the prior written approval of the other party.

11.5         Further Assurances; Post-Closing Cooperation. Each Shareholder agrees to cooperate fully with the other Shareholder and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other Shareholder to evidence and reflect this Agreement and to carry into effect the intents and purposes of this Agreement.

11.6         Remedies. Without derogation from the exclusive arbitration mechanism set forth below, the parties agree that irreparable damage would result if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly acknowledged that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court located in Tel Aviv, Israel, in addition to any other remedy to which the parties are entitled at law or in equity. Each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the proprietary of an injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

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11.7         Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile, mailed by registered or certified mail (postage prepaid, return receipt requested), or delivered by internationally recognized courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Seller:

Scailex Corporation Ltd. 48 Ben Zion Galis St., Segula Industrial Area, Petach Tikva Israel, 49277 Fax: 972-3-9314422 Attn: Yahel Shachar, CEO With copy to (which shall not constitute a notice):

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center, Round Building Tel Aviv 67021, Israel Fax: +972-3-607-4433 Attn: Rona Bergman Naveh, Adv.	Yossi Avraham & Co. Daniel Frish 3 Tel Aviv 64731, Israel Fax: (972) 3 6963801 Attn: Yossi Avraham , Adv.

If to the Purchaser:

S.B. Israel Telecom Ltd.
c/o Saban Capital Group, Inc
Los Angeles, CA 90067, 10100 Santa Monica Boulevard
Fax: +1-310-557-5215
Attn: Adam Chesnoff & Niveen S. Tadros

With copy to (which shall not constitute a notice):
Zellermayer, Pelossof, Rosovsky, Tsafrir, Toledano & Co.
The Rubinstein House
20 Lincoln Street, Tel Aviv 67134
Fax: +972-3-6255500
Attn: Miki Zellermayer, Adv. and/or Lior Oren, Adv.

The parties hereto agree that notices or other communications that are given in accordance herewith (i) by personal delivery or by facsimile will be deemed received on the day delivered or transmitted (with electronic confirmation of receipt in the case of facsimile) or on the first Business Day thereafter if not delivered or transmitted on a Business Day, (ii) by registered or certified mail, will be deemed received five (5) Business Days immediately following the date mailed.

11.8           Confidentiality. Each of the Shareholders acknowledges that disclosure of this Agreement and the arrangements contemplated herein will cause substantial damage to the other Shareholder and its Affiliates, and therefore each of the Shareholders undertakes that it will, and will cause each of their Affiliates, directors, officers, employees, advisors and representatives (“Agents”) to maintain the confidentiality of this Agreement, and will not, and will cause each of their Affiliates and Agents not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement without the prior written consent of the other party; provided, however, that a party may issue or cause publication of any such press release or public announcement to the extent that such party is required to do so by Applicable Law and determines, after consultation with outside legal counsel, such action to be required by Applicable Law, in which event the party required to make such press release or public announcement or filing shall, prior to making such release, announcement or filing, prepare and send to the other party a draft thereof and will use its commercially reasonable efforts to allow the other party reasonable and sufficient time to comment on such release, announcement or filing in advance of its issuance, and in any event will submit such release for review by the other party as early as possible prior to the legally required timing of such release, and will in good faith consider to accept any comments of the other party, and otherwise reach agreement with the other party as to the form and content of such release, announcement or filing before it is made public, provided, however that the decision of the final wording and timing of any such press release shall be made solely by the party required to make such disclosure in consultation with its outside legal counsel. Notwithstanding the foregoing, this Agreement may be provided and its terms may be disclosed: (i) by any party in connection with an enforcement of its rights hereunder; (ii) to each party's advisors, auditors and financing sources and may be disclosed in financial statements of a party or its affiliates as required by its auditors; (iii) to the direct and indirect owners of SCG; (iv) to third parties who conduct diligence with respect to any party or its Affiliates in connection with an investment or other transaction, provided such third parties agree to keep such information confidential subject to Applicable Law. Each party shall provide the other parties with a draft of the disclosure relating to this Agreement and/or the arrangements hereunder that it intends to include in any Schedule 13D or any other filing required under Applicable Law in respect of this Agreement, if practicable at least 48 hours prior to filing so that such other parties shall have reasonable opportunity to review and provide comments, provided that final disclosure shall be as determined by the filing party in consultation with its legal advisor.

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11.9         Governing Law; Arbitration.

11.9.1          This Agreement and all claims, conflicts, disputes and other matters arising out of or related hereto shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the conflicts of law principles or rules of such state.

11.9.2          Subject to the exclusive arbitration mechanism set forth below, to the extent a court decision is required for any reason, the parties hereto irrevocably submit to the exclusive jurisdiction of the Tel-Aviv District Court or the Tel-Aviv Magistrate Court, as applicable, over any dispute arising out of or relating to this Agreement. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding will be heard and determined in such courts (and the courts hearing appeals from such courts). The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

11.9.3          In the event that any dispute or disagreement arises between the parties hereto with regard to any matter concerning this Agreement and/or implementation and/or interpretation thereof (or resulting therefrom) (a “Dispute”), the parties to the Dispute shall be obligated to refer the Dispute to the decision of an arbitrator, as an exclusive forum, whose decision shall be final and binding. The arbitrator shall be appointed by the Arbitration Institution of the Israeli Bar Association upon the request of any of the parties (the “Arbitrator”). This Section shall constitute an arbitration agreement between the parties and the rules of the Arbitration Institution of the Israeli Bar Association shall apply, including the availability of appeal before a panel of arbitrators. The Arbitrator shall decide the Dispute within a maximum of sixty (60) days from the commencement date of the arbitration proceedings and shall be bound by the substantive law but shall not be bound by the laws of evidence and by the rules of procedure. The arbitration shall be handled in Israel and in English. Any and all costs and expenses associated with the arbitration shall be borne equally by the parties, except that the Arbitrator shall be authorized to hold that the party whose claim was rejected would bear all or substantial part of such costs and expenses.

11.10       Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

11.11       Interpretation. The recitals form an integral part of this Agreement and should be read together with the terms hereof. If the context does not imply otherwise, any reference in this Agreement to any law or regulation or enactment will include any changes therein or enactment or re-enactment thereof, as well as any law, regulation or other enactment replacing them. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The Section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The Exhibits are incorporated into, and made a part of, this Agreement. As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific Section of this Agreement. In the event of any conflict or contradiction between the terms and provisions of this Agreement and the provisions of the Articles, the terms and provisions of this Agreement shall govern and prevail, and the Shareholders agree to exercise their respective voting rights in the Company to amend the contradicting terms of the Articles.

11.12       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Shareholders Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

SCAILEX CORPORATION LTD.

By:	/s/Yahel Shachar	By:	/s/Galit Alkalay – David
	Name: Yahel Shachar	Name: Galit Alkalay – David
	Title: CEO	Title: CFO

S.B. ISRAEL TELECOM LTD.

By:	/s/ Adam Chesnoff
Name: Adam Chesnoff
Title: Director